Exhibit 10.2

MANPOWER INC.

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed as of ______________ by and between MANPOWER INC., a Wisconsin corporation (the “Corporation”), and ___________________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2003 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.  Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2.  Terms of Award and Performance Goal.  The Employee has been granted a Target Grant of ___________ Performance Share Units under the Plan.  The actual number of Performance Share Units earned by Employee will be determined as described below, based upon the actual achievement of the Performance Goal during the Performance Period.  The Performance Goal shall be based upon [insert Performance Goal as defined in Section 2(u) of the Plan].  Threshold [Performance Goal] is the minimum [Performance Goal] for the Performance Period that must be achieved by the Corporation in order for the Employee to qualify for any Award, Target [Performance Goal] is the expected achievement of [Performance Goal] for the Performance Period, and Maximum [Performance Goal] is the maximum [Performance Goal] for the Performance Period that could be achieved that would result in an increase in the number of Performance Share Units earned under this Award.

Average [Performance Goal] During the Performance Period

Resulting Performance Share Units Earned

Threshold [Performance Goal] ____

___% of Target Grant

Target [Performance Goal] _____

___% of Target Grant

Maximum [Performance Goal] ____

___% of Target Grant

Actual [Performance Goal] for the Performance Period between Threshold [Performance Goal] and Target [Performance Goal] and between Target [Performance Goal] and Maximum [Performance Goal] shall result in an Award of Performance Share Units determined on a linear basis.  In the event that the Corporation’s actual [Performance Goal] does not meet the Threshold [Performance Goal] for the Performance Period, no Performance Share Units shall be earned under this Award.  In the event that the Corporation’s actual [Performance Goal] exceeds the Maximum [Performance Goal] for the Performance Period, Performance Share Units in the amount of ___% of the Target Grant shall be earned.  Notwithstanding the foregoing, the Committee retains the discretion to decrease the number of Performance Share Units earned under this Award.

3.

Award Payment.  Awards of Performance Share Units shall be paid in Shares after the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of

Performance Share Units that have been earned hereunder.  Notwithstanding the foregoing, Awards of Performance Share Units that become earned and vested upon the Employee’s death, Disability or a Triggering Event in Section 4(b) below shall be paid in Shares as soon as administratively practicable after such death, Disability or Triggering Event.  Further, to the extent that Performance Share Units granted hereunder are earned and vested upon the Employee’s termination of employment in accordance with Section 4(a) below or upon the Employee’s Retirement and are nonqualified deferred compensation subject to Section 409A of the Code, such Award shall be paid to the Employee in Shares on the date that is six (6) months after the date of the Employee’s termination of employment.

4.

Termination of Employment.  Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of the Manpower Group continuously from the date of this Award until the last day of the Performance Period in order for Employee to receive any Shares with respect to any Performance Share Units he or she may earn hereunder.  Notwithstanding the foregoing, Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement.  Further, notwithstanding the foregoing, if the Performance Share Units have not previously been earned or forfeited, the Employee shall immediately earn and become vested in 100% of the Target Grant upon any of the following events:

a.

Upon the Employee’s termination of employment by the Corporation other than for “Cause” or upon the Employee’s voluntary termination of employment for “Good Reason” if such termination occurs during the two-year period following a Triggering Event; or

b.

Upon a Triggering Event if the Employee’s employment was terminated by the Corporation other than for “Cause” or if the Employee voluntarily terminated his employment for “Good Reason” if such termination occurs during a Protected Period during the Performance Period.

Finally, notwithstanding the foregoing, if the Performance Share Units have not previously been earned or forfeited, the Employee shall immediately earn and become vested in a prorated number of Performance Share Units upon the Employee’s death, Disability or Retirement.  The number of Performance Share Units earned upon such death, Disability or Retirement shall be the number of Performance Share Units determined by multiplying the Target Grant by the quotient of: (x) the number of days between and including the date of this Agreement and the date of the Employee’s death, Disability or Retirement, divided by (y) the number of days in the Performance Period.

5.  Dividends and Voting Rights.  The Employee shall not be entitled to receive any dividends for his or her Performance Share Units and shall not be entitled to voting rights with respect to such Performance Share Units.

6.  Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

7.  Definitions.

a.

Termination for “Cause” will mean termination of the Employee’s employment upon:

(i)

the Employee’s repeated failure to perform work reasonably assigned to him in a competent, diligent and satisfactory fashion as determined by the Board of Directors of the Corporation in its reasonable discretion;

(ii)

insubordination;

(iii)

the Employee’s commission of any material act of dishonesty or disloyalty involving the Corporation or any of its subsidiaries or affiliates (the “Manpower Group”);

(iv)

the Employee’s chronic absence from work other than by reason of a serious health condition;

(v)

the Employee’s commission of a crime which substantially relates to the circumstances of his position with the Manpower Group or which has a material adverse effect on the business of the Manpower Group; or

(vi)

the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Manpower Group.

b.

“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:

(i)

the assignment to the Employee of a position which represents a material reduction from the Employee’s position on the date of this Agreement or the assignment to him of duties, other than incidental duties, inconsistent with such position or other position to which he is assigned, provided he objects to such assignment by written notice to the Corporation within 20 business days after it is made and the Corporation fails to cure, if necessary, within 10 business days after such notice is given;

(ii)

any reduction in the Employee’s base salary, or any material violation of any agreement between the Employee and the Corporation regarding the Employee’s compensation, which remains uncured 10 business days after the Employee gives written notice to the Corporation which specifies the violation;

(iii)

the Employee being required by the Corporation to change the location of the Employee’s principal office to one in excess of 75 miles from the Corporation’s home office in Glendale, Wisconsin, provided the Employee’s employment with the Corporation is terminated within 90 days after any such change of location; or

(iv)

any reduction in the amount of the annual bonus received by Employee for a given fiscal year within two years after a Triggering Event, as compared to the amount of annual bonus received by Employee for either of the two fiscal years of the Corporation immediately preceding the fiscal year in which the Triggering Event occurred, unless the bonus for such given fiscal year is based on objective criteria to which Employee has agreed.

c.

“[Performance Goal]” means [insert definition].

d.

“Performance Period” means the __-month period beginning on ________________ and ending on _______________.

e.

“Service” means the period beginning on the date the Employee’s employment with the Manpower Group commences and ending on the date the Employee’s employment with the Manpower Group terminates.

f.

“Retirement” will mean termination of the Employee’s employment on or after the Employee  has attained age 55 and has completed 10 years of Service.

8.  Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWER INC.

By:

The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

Employee

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